*** News Release ***

To: All Area News Agencies

From: First Commonwealth Financial Corporation

Date: July 17, 2003

For More Information Contact: John Dolan, Executive Vice President and Chief Financial Officer, First Commonwealth Financial Corporation, 724-349-7220

FIRST COMMONWEALTH ANNOUNCES SECOND QUARTER EARNINGS

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $13.4 million for the second quarter of 2003 which translates into $0.23 basic and diluted earnings per share and compared to $11.0 million net income and $0.19 basic and diluted earnings per share for the comparable period in 2002.

The 2002 quarter results included the effects of a $3.1 million (pre-tax) restructuring charge related to employee separation pay and costs related to merging its two subsidiary banks into one charter.  These items, net of tax, decreased net income in the 2002 period by $2.0 million.   Return on equity was 12.99% and return on assets was 1.15% for the second quarter of 2003 compared to 11.43% and 0.96%, respectively in the 2002 period.

Net income for the six months ended June 30, 2003 was $26.7 million, or $0.46 basic and $0.45 diluted earnings per share compared to $18.6 million net income and $0.32 basic and diluted earnings per share for the related period in 2002.

The six month period of 2002 included the effects of a previously disclosed $8.0 million (pre-tax) settlement of litigation and the 2003 period reflects a partial recovery from insurance for that claim in the amount of $610 thousand (pre-tax).  Additionally, the 2002 period reflects the above described $3.1 million (pre-tax) accrual for the restructuring charge.  These items, net of tax, increased income in 2003 by $397 thousand and reduced net income by $7.2 million in the 2002 period.  Return on equity was 13.07% and return on assets was 1.17% in the six-month period of 2003 compared to 9.77% and 0.82% for the 2002 period.

Net Interest Income

Net interest income declined $2.5 million in second quarter of 2003, primarily as the earning asset yields declined faster than funding costs.  Net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets ("net interest margin") was 3.49% in the 2003 quarter compared to 3.77% in the second quarter of 2002.

Net interest income for the six months of 2003 declined $3.7 million from the same period of 2002 while net interest margin was 3.63% for the 2003 period and compared to 3.79% for the 2002 period.  The reduction of short-term interest rates tends to reduce rates on loan categories and time deposits, but the non-maturity deposits (savings and NOW accounts) are already at very low levels.  Continued low or declining interest rates would tend to continue to strain net interest income.  The Corporation continues to explore strategies to help mitigate any negative impact of low interest rate.

Noninterest Income

Net securities gains were $3.2 million in the second quarter of 2003 compared to $576 thousand in the 2002 quarter while net securities gains were $5.5 million in the first six months of 2003 compared to $615 thousand in the 2002 period.  The Corporation sold a combination of debt and equity securities.  Gains in the second quarter of both years presented were primarily from the sale of equity securities.  The debt securities sold in the six month period of 2003 were securities available for sale and had an average remaining life of one year and proceeds were reinvested in securities with an average life of three years to partially mitigate the Corporation's exposure to low and declining interest rates.

Noninterest income, excluding the net securities gains described above, increased $616 thousand in the second quarter of 2003 when compared to the same quarter of 2002 and increased $1.1 million in the corresponding six-month periods.  These increases were primarily driven by deposit fee increases.

Noninterest Expense

Noninterest expenses decreased $3.2 million during the 2003 quarter when compared to the second quarter of 2002, while noninterest expense for the six months of 2003 decreased $10.9 million when compared to the 2002 period, primarily reflecting the effects of the above mentioned litigation settlement and restructuring charges.  The most significant other noninterest expense item that increased was employee benefit costs with hospitalization costs increasing 23%.

Provision for Credit Losses

The provision for credit losses increased $457 thousand in the second quarter of 2003 when compared to the 2002 related quarter and increased $1.0 million for the six months of 2003 when compared to the comparable 2002 period, reflecting management's assessment of its portfolio.  The second quarter of 2003 reflected an increase of  $398 thousand in net charge-offs when compared to the 2002 quarter but net charge-offs for both six month periods were comparable.

Credit Quality

Nonperforming loan levels continue to show improvement at June 30, 2003 when compared to June 30, 2002.  Nonaccrual loans contained two significant credits that were described in the 2002 Form 10K and Annual Report.  The largest credit ($6.1 million) carries an 80% guaranty of a U.S. government agency.  While a sale of the underlying assets is pending, delays with the bankruptcy court would result in a delay of the final sale and resolution of the remaining balance.  The second credit, which was $3.0 million at June 30, 2003, continues to be resolved through the liquidation of collateral and exercising other remedies.  While the final resolution of this credit is uncertain, the potential loss on this credit is reserved.  The Corporation believes that the allowance for credit losses is adequate at this time.  Other significant credits are monitored closely.  The uncertain economic conditions present a risk to the company and the industry but management feels that its risk management process is thorough and serves as an early warning system so that an appropriate response will be promptly implemented.

First Commonwealth Financial Corporation is a $4.8 billion bank holding company headquartered in Indiana, PA.  It operates in 18 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Trust Company, First Commonwealth Financial Advisors, Inc. and First Commonwealth Insurance Agency.  The Corporation also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Statements contained in this press release that are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimates results.  Such risks and uncertainties are detailed in the Corporation's filings with the Securities and Exchange Commission.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Interest income	$61,186	$69,878	$123,503	$140,401
Interest expense	25,745	31,945	51,216	64,426
Net interest income	35,441	37,933	72,287	75,975
Provision for credit losses	3,465	3,008	6,925	5,925
Net interest income after provision for credit losses	31,976	34,925	65,362	70,050

Securities gains	3,221	576	5,455	615
Trust income	1,284	1,342	2,469	2,555
Service charges on deposits	3,255	2,746	6,104	5,439
Insurance commissions	848	951	1,645	1,807
Income from bank owned life insurance	1,052	1,173	2,098	2,242
Other income	3,538	3,149	6,498	5,668
Total other income	13,198	9,937	24,269	18,326

Salaries and employee benefits	15,146	14,767	30,481	29,410
Net occupancy expense	1,771	1,613	3,745	3,299
Furniture and equipment expense	2,544	2,568	5,096	4,966
Data processing expense	621	484	1,148	926
Pennsylvania shares tax expense	1,081	996	2,141	1,991
Intangible amortization	6	68	13	188
Litigation settlement	0	0	(610)	8,000
Restructuring charges	0	3,116	0	3,116
Other operating expense	7,213	8,003	14,140	15,162
Total other expenses	28,382	31,615	56,154	67,058
Income before income taxes	16,792	13,247	33,477	21,318
Applicable income taxes	3,365	2,290	6,746	2,723
Net income	$13,427	$10,957	$26,731	$18,595

Average shares outstanding	58,769,160	58,359,322	58,736,392	58,251,440
Average shares outstanding assuming dilution	59,101,475	58,851,264	59,018,324	58,669,047

Per Share Data:
Basic earnings per share	$0.23	$0.19	$0.46	$0.32
Diluted earnings per share	$0.23	$0.19	$0.45	$0.32
Cash dividends per share	$0.155	$0.150	$0.310	$0.300

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At June 30,
	2003	2002
Loans on nonaccrual basis	$20,810	$25,705
Past due loans	14,778	14,987
Renegotiated loans	209	828
Total nonperforming loans	$35,797	$41,520
Loans outstanding at end of period	$2,621,569	$2,612,965
Average loans outstanding (year-to-date)	$2,644,059	$2,588,873
Allowance for credit losses	$35,604	$34,302
Nonperforming loans as percent of total loans	1.37%	1.59%
Net charge-offs (year-to-date)	$5,817	$5,780
Net charge-offs as percent of average loans	0.22%	0.22%
Allowance for credit losses as percent of average loans
Outstanding	1.35%	1.32%
Allowance for credit losses as percent of nonperforming
Loans	99.46%	82.62%
Other real estate owned	$1,714	$1,468

End of Period Data At June 30,
	2003	2002
Assets	$4,830,764	$4,584,972
Earning assets	$4,586,430	$4,347,675
Securities	$1,963,624	$1,733,966
Loans, net of unearned income	$2,621,569	$2,612,965
Total deposits	$3,219,809	$3,183,634
Non-interest bearing deposits	$396,794	$394,071
NOW, Moneymarket & Savings	$1,256,014	$1,165,686
Time deposits	$1,567,001	$1,623,877
Short-term borrowings	$594,210	$305,647
Long-term debt	$578,408	$681,215
Other liabilities	$26,875	$26,958
Shareholders' equity	$411,462	$387,518
Shares outstanding	59,071,871	58,779,955
Book value per share	$6.97	$6.59
Market value per share	$12.96	$13.49

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Quarter To Date Average Balances At June 30,
	2003	2002
Assets	$4,686,742	$4,560,665
Earning assets	$4,424,688	$4,315,192
Securities	$1,768,458	$1,704,638
Loans, net of unearned income	$2,654,956	$2,608,616
Deposits	$3,194,329	$3,149,251
Shareholders' Equity	$414,484	$384,492

Year To Date Average Balances At June 30,
	2003	2002
Assets	$4,608,493	$4,550,514
Earning assets	$4,347,692	$4,305,643
Securities	$1,702,130	$1,714,545
Loans, net of unearned income	$2,644,059	$2,588,873
Deposits	$3,130,275	$3,117,399
Shareholders' Equity	$412,344	$383,725

Profitability Ratios
	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Return on average assets	1.15%	0.96%	1.17%	0.82%
Return on average equity	12.99%	11.43%	13.07%	9.77%
Yield on earning assets (FTE)	5.81%	6.73%	5.98%	6.78%
Total cost of funds	2.66%	3.39%	2.72%	3.45%
Net interest margin (FTE)	3.49%	3.77%	3.63%	3.79%
Efficiency ratio (FTE) (a)	54.95%	62.63%	54.78%	67.50%
Fully tax equivalent adjustment	$3,013	$2,608	$5,959	$5,049

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".